Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-199577) pertaining to the 2013 Equity Incentive Plan and 2014 Restricted Shares Plan of Cheetah Mobile Inc. of our reports dated April 26, 2019, with respect to the consolidated financial statements of Cheetah Mobile Inc., and the effectiveness of internal control over financial reporting of Cheetah Mobile Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 26, 2019